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August 7, 2026

Orion Energy Systems, Inc. 2210 Woodland Drive Manitowoc, Wisconsin 54220

Ladies and Gentlemen:

We have acted as counsel for Orion Energy Systems, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 300,000 shares of the Company’s common stock, no par value (the “Shares”), which may be issued pursuant to the Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan, as amended and restated (the “Plan”).

As such counsel, we have examined: (i) the Plan and related documents; (ii) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (iii) the Amended and Restated Articles of Incorporation of the Company, as amended to date; (iv) the Second Amended and Restated Bylaws of the Company, as amended to date; (v) resolutions of the Company’s Board of Directors relating to the Plan and the issuance of the Shares thereunder; and (vi) such other documents and records and certificates of government officials as we have deemed necessary to enable us to render this opinion. In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Insofar as this opinion relates to Shares to be issued in the future, we have assumed that all of the Shares eligible for issuance under the Plan will be issued for not less than par value.

Based upon the foregoing, we are of the opinion that the Shares, when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We are qualified to practice law in the State of Wisconsin and we do not purport to be experts on the law other than that of the State of Wisconsin and the federal laws of the United States of America. We express no opinion as to the laws of any jurisdiction other than the State of Wisconsin and the federal laws of the United States.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the

DOCPROPERTY DOCXDOCID DMS=NetDocuments Format=<<ID>>.<<VER>> \* MERGEFORMAT 4932-4092-3752.1

Orion Energy Systems, Inc.

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Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP